 Exhibit 10.12

NANOBIOTIX

2018 STOCK OPTION PLAN

SUMMARY

-i-

SUMMARY

(continued)

			Page

	(a)	Legal Compliance	11

	(b)	Investment Representations	12

15.	LIABILITY OF COMPANY		12

16.	SHAREHOLDERS’ APPROVAL		12

17.	LAW		12

Exhibit – Stock Option Grant Agreement

Part I – Notice of Stock option grant
Part II – Terms and conditions
Exercise notice

-ii-

NANOBIOTIX
2018 STOCK OPTION PLAN

1.	Purposes of the Plan

According to the authorization granted by by the extraordinary shareholders’ general meeting of May 23, 2018, the management board decided on February 5, 2019, in compliance with the provisions of articles L. 225-177 et. seq. of the French Commercial Code, to adopt the 2018 stock option plan of NANOBIOTIX, the terms and conditions of which are set out below.

The purposes of the Plan are:

-	to attract and retain the best available personnel for positions of substantial responsibility;

-	to provide additional incentive to Beneficiaries; and

-	to promote the success of the Company’s business.

Options granted under the Plan to U.S. Beneficiaries are intended to be Incentive Stock Options or Non-Statutory Stock Options, as determined by the Administrator at the time of grant of an Option, and shall comply in all respects with US Applicable Laws in order that U.S. Beneficiaries may benefit from available tax advantages.

2.	Definitions.

(a)	“Administrator” means the management board of the Company which shall administer the Plan in accordance with Section 4 of the Plan.

(b)	“Affiliated Company” means a company which conforms with the criteria set forth in article L. 225-180 of the Commercial Code as follows:

-	companies of which at least ten per cent (10%) of the share capital or voting rights is held directly or indirectly by the Company;

-	companies which own directly or indirectly at least ten per cent (10%) of the share capital or voting rights of the Company; and

-	companies of which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which owns directly or indirectly at least fifty percent (50%) of the share capital or voting rights of the Company,

(c)	“Beneficiary” means the president and the members of the management board (président et membres du directoire) or, as the case may be, the president of the board of directors (président du conseil d’administration), the general manager (directeur général) and the deputy general managers (directeurs généraux délégués) of the Company as well as any individual employed by the Company or by any Affiliated Company under the terms and conditions of an employment contract, it being specified that a term of office of member of the supersivory board of the Company or director of an Affiliated Company (remunerated or not) shall not be deemed to constitute an employment relationship.

(d)	“Board” means the management board of the Company.

(e)	“Commercial Code” means the French Commercial Code.

(f)	“Company” means NANOBIOTIX, a corporation organized under the laws of the Republic of France.

(g)	“Continuous Status as a Beneficiary” means as regards the president and the members of the management board or, as the case may be, the president of the board of directors, the general manager, the deputy general manager(s), that the term of their office has not been terminated and, as regards an employee that the employment relationship between the Beneficiary and the Company or any Affiliated Company is not terminated. Continuous Status as a Beneficiary shall not be considered terminated in the case of (i) any leave of absence having received a prior approval from the Company or requiring no prior approval under U.S. laws, or (ii) transfers between locations of the Company or between the Company or any Affiliated Company or the contrary or also from an Affiliated Company to another Affiliated Company. Leaves of absence which must receive a prior approval from the Company for the non-termination of the Continuous Status as a Beneficiary shall include leaves of more than three (3) months for illnesses or conditions about which the employee has advance knowledge, military leave, or any other personal leave. For purposes of U.S. Beneficiaries and Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute contract or Company policies. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by a U.S. Beneficiary shall cease to be treated as an Incentive Stock Option and shall be treated for U.S. tax purposes as a Non-Statutory Stock Option.

(h)	“Date of Grant” means the date of the decision of the Board to grant the Options.

(i)	“Disability” means a disability declared further to a medical examination provided for in article L. 4624-1 of the French Labour Code or pursuant to any similar provision applicable to a foreign Affiliated Company.

(j)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(k)	“Fair Market Value” means the value for one Share as determined in good faith by the Administrator, according to the following provisions, as provided in the Shareholder Authorization:

(i)	the Board may determine the subscription or purchase price of a share in compliance with the provisions of the law. However, the purchase or subscription price shall in no case be less than ninety five per cent (95%) of the average of the closing sales price for a share as quoted on stock exchange market during the twenty market trading days prior to the day of the Board’s decision to grant the Options,

(ii)	for US Beneficaries, the subscription or purchase price shall not be less than the fair market value of the Shares on the Date of Grant, determined as follows (a) if the Shares are listed or quoted for trading on an exchange, the value will be deemed to be the closing or last offer price, as applicable, of the Shares on the principal exchange upon which such securities are traded or quoted on such date, provided, if such date is not a trading day, on the last market trading day prior to such date; and (b) if the Shares are not listed or quoted for trading on an exchange, the fair market value of the Shares as determined by the Board, consistent with the requirements of Sections 422 with respect to Incentive Stock Options, and 409A of the US Code with respect to Options not intended to be Incentive Stock Options, it being specified that, when an Option entitles the holder to purchase shares previously repurchased by the Company, the exercise price, notwithstanding the above provisions and in accordance with applicable law, may not be less than 80% of the average purchase price paid by the Company for all shares so previously repurchased.

This price settled for the subscription or purchase of Shares shall not be modified during the period in which the Option may be exercised. However, if the Company makes one of the operations mentioned in article L 225-181 of the French Commercial Code, it must take all necessary measures to protect Optionee’s interests in the conditions provided for by article L 228-99 of the French Commercial Code. In case of issuance of securities granting the common stock access, as well as in case of Company’s merger or scission, the Board may decide, for a limited period of time, to suspend the exercisability of the Options.

(l)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the US Code and the regulations promulgated thereunder.

(m)	“Non-Statutory Stock Option” means an Option which does not qualify as an Incentive Stock Option.

(n)	“Notice of Grant” means a written notice evidencing the main terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

(o)	“Option” means an option to purchase or subscribe Shares granted pursuant to the Plan.

(p)	“Optionee” means a Beneficiary who holds at least one outstanding Option.

(q)	“Option Agreement” means a written agreement entered into between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(r)	“Option Exchange Program” means a program whereby outstanding Options are surrendered in exchange for Options with different exercise conditions.

(s)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the US Code.

(t)	“Plan” means the 2018 Stock Option Plan as approved by the Board on February 5, 2019.

(u)	“Share” means a share of common stock (action ordinaire) of the Company

(v)	“Shareholders Authorization” means the authorization given by the shareholders of the Company in the extraordinary general meeting held on May 23, 2018 as increased or amended from time to time by a further general meeting of the shareholders permitting the Board to grant Stock Options.

(w)	“Share Capital” means the issued and paid up capital of the Company.

(x)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the US Code.

(y)	“US Applicable Laws” means for the US the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the US Code in force in the United States of America.

(z)	“U.S. Beneficiary” means a Beneficiary of the Company or an Affiliated Company residing in the United States or otherwise subject to United States’ laws, regulations or taxation.

(aa)	“US Code” means the United States Internal Revenue Code of 1986, as amended.

(bb)	“U.S. Optionee” means an Optionee residing in the United States or otherwise subject to United States’ laws, regulations or taxation.

3.	Shares Subject to the Plan

Subject to the provisions of Section 11 of the Plan and pursuant to the Shareholder Authorization, the maximum aggregate number of Shares which may be optioned and issued under the Plan is equal to 648,000 For “Incentive Stock Options”, the maximum number of Shares which may be optioned and issued is equal to 648,000. The Shares optioned and issued under the Plan may be newly issued Shares, treasury Shares or Shares purchased on the open market.

Should the Option expire or become unexercisable for any reason without having been exercised in full, the unsubscribed Shares which were subject thereto shall, unless the Plan shall have been terminated, become available again for future grant under the Plan.

4.	Administration of the Plan

(a)	Procedure

The Plan shall be administered by the Administrator.

(b)	Powers of the Administrator .

Subject to the provisions of the Commercial Code, the Shareholders Authorization, the Plan, and the US Applicable Laws, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Shares, in accordance with Section 2(k) of the Plan;

(ii)	to determine the Beneficiaries to whom Options may be granted hereunder;

(iii)	to select the Beneficiaries and determine whether and to what extent Options are granted hereunder;

(iv)	to approve or amend forms of agreement for use under the Plan;

(v)	to determine the terms and conditions of any Options granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine with the exception of the exercise price; it being specified that the Administrator’s discretion remains subject to the rules and limitations set forth in this Plan and in the Commercial Code;

(vi)	to construe and interpret the terms of the Plan and Options granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii)	to modify or amend each Option (subject to the provisions of Section 13(c) of the Plan), including the discretionary authority to extend the post-termination exercise period of Options after the termination of the employment agreement or the end of the term of office, longer than is otherwise provided for in the Plan;

(ix)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

(x)	to implement an Option Exchange Program;

(xi)	to determine the terms and restrictions applicable to Options; and

(xii)	to make all other determinations deemed necessary or appropriate for administering the Plan.

(c)	Effect of Administrator’s Decision.

The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees.

5.	Limitations

(a)           In the case of U.S. Beneficiaries, each Option shall be designated in the Notice of Grant either as an “Incentive Stock Option” or as a “Non-Statutory Stock Option”. Incentive Stock Options may only be granted to Beneficiaries of the Company or a Subsidiary who meet the definition of “employees” under Section 3401(c) of the US Code.

Nevertheless, the aggregate Fair Market Value of the Shares covered by Incentive Stock Options granted under the Plan or any other stock option program of the Company (or any Parent or subsidiary of the Company) that become exercisable for the first time in any calendar year shall not exceed U.S. $100,000: to the extent the aggregate Fair Market Value of such Shares exceeds U.S. $100,000, the Options covering those Shares the Fair Market Values of which causes the aggregate Fair Market Value of all such Shares to be in excess of U.S. $100,000 shall be treated as Non-Statutory Options. Incentive Stock Options shall be taken into account in the order in which they were granted, and the aggregate Fair Market Value of the Shares shall be determined as of the Date of the Grant.

(b)           The Options are governed by articles L. 225-177 and following of the Commercial Code. They are not part of the employment agreement or of the office which has allowed the Optionee to be granted the Option. Neither do they constitute an element of the Optionee’s remuneration.

Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee’s employment or his term of office with the Company or any Affiliated Company, nor shall they interfere in any way with the Optionee’s right or the Company’s or Affiliated Company’s right, as the case may be, to terminate such employment or such term of office at any time, with or without cause.

(c)           Other than as expressly provided hereunder, no member of the board of directors of the Company or of the supervisory board (in the event of change of management formula of the Company) or of an equivalent management body of an Affiliated Company shall be as such eligible to receive Options under the Plan.

6.	Term of Plan

Subject to the approval of the shareholders of the Company in accordance with Section 16 of the Plan, the Plan shall be effective and Options may be granted as of February 5, 2019; date of its adoption by the Board. Options may be granted hereunder until July 23, 2021. It shall continue in effect until the date of termination of the last Option in force, unless terminated earlier under Section 13 of the Plan.

7.	Term of Options

The term of each Option shall be stated in the Notice of Grant as ten (10) years from the Date of Grant, in accordance with the Shareholders Authorization or, in case of death or Disability of the Optionee during such 10-year period, six (6) months from the death or Disability of the Optionee in accordance with French law, it being however specified, for the avoidance of doubt, that no Option granted to any U.S. Optionee shall be exercised after the 10th anniversary of the Date of Grant.

8.	Options Exercise Price and Consideration

(a)	Subscription or purchase Price

The per Share subscription or purchase price for the Shares to be issued or sold pursuant to exercise of an Option shall be determined by the Administrator on the basis of the Fair Market Value.

(i)                  In the case of an “Incentive Stock Option” granted to a U.S. Beneficiary who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting rights of all classes of stock of the Company or any Parent or Subsidiary of the Company and, to the extent such Beneficiary is permitted by the Commercial Code to receive Option grants, (x) the per Share subscription or purchase price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant as defined in Section 2(k)(ii) and (y) the date of termination of the Option shall not exceed 5 years;

(ii)                In the case of a “Non-Statutory Stock Option” or “Incentive Stock Option”, not covered by Section B(a)(i) above, granted to any U.S. Beneficiary, the per Share subscription or purchase price shall be no less than 100% of the Fair Market Value per Share on the Date of Grant as defined in Section 2(k)(ii).

(b)	Exercise Dates

At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period in the Company or an Affiliated Company.

(c)	Form of Consideration

The consideration to be paid for the Shares to be issued or purchased upon exercise of Options, including the method of payment, shall be determined by the Administrator. Such consideration shall consist entirely of an amount in Euro corresponding to the exercise price which shall be paid by wire transfer.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and the Optionee provides the Company with either the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, the full payment, under the same conditions, of any amount due upon the exercise of the Option to be borne by the Company.

9.	Exercise of Options

(a)	Procedure for Exercise; Rights as a Shareholder

Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the provisions of the Option Agreement) together with a share subscription or purchase form (bulletin de souscription ou d’achat) duly executed by the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and the Optionee provides the Company with either the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, the full payment, under the same conditions, of any amount due upon the exercise of the Option to be borne by the Company.

Upon exercise of an Option, the Shares issued or sold to the Optionee shall be assimilated with all other Shares of the Company of the same class and shall be entitled to dividends once the Shares are issued for the fiscal year during which the Option is exercised.

In the event that a Beneficiary infringes one of the above mentioned commitments, such Beneficiary shall be liable for any consequences resulting from such infringement for the Company and undertakes to indemnify the Company in respect of all amounts payable by the Company in connection with such infringement.

Granting of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available for purposes of the Plan, by the number of Shares as to which the Option may be exercised.

(b)	Termination of the Optionee’s Continuous Status as Beneficiary

Upon termination of an Optionee’s Continuous Status as a Beneficiary, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Options, but only within such period of time as is specified in the Notice of Grant, and only for the part of the Options that the Optionee was entitled to exercise at the date of termination (but in no event later than the expiration of the term of such Options as set forth in the Notice of Grant). Unless a longer period is specified in the Notice of Grant or otherwise resolved by the Board, an Option shall remain exercisable for six (6) months following the Optionee’s termination of Continuous Status as a Beneficiary. In the case of an “Incentive Stock Option”, such a period cannot exceed three (3) months following the Optionee’s termination of Continuous Status as a Beneficiary. If, at the date of termination, the Optionee is not entitled to exercise all his or her Options, the Shares covered by the unexercisable portion of Options shall revert to the Plan. If, after termination, the Optionee does not exercise all of his or her Options within the time specified by the Administrator, the Options shall terminate, and the Shares covered by such Options shall revert to the Plan.

(c)	Disability of Optionee

In the event that an Optionee’s Continuous Status as a Beneficiary terminates as a result of the Optionee’s Disability, unless otherwise resolved by the Board, the Optionee may exercise his or her Options at any time within six (6) months from the date of such termination, but only to the extent these Options are exercisable at the time of termination (but in no event later than the expiration of the term of such Options as set forth in the Notice of Grant). If, at the date of termination, the Optionee is not entitled to exercise all of his or her Options, the Shares covered by the unexercised portion of Options shall revert to the Plan. If, after termination, the Optionee does not exercise all of his or her Options within the time specified herein, the Options shall terminate, and the Shares covered by such Options shall revert to the Plan.

(d)	Death of Optionee

In the event of the death of an Optionee during the term of the Options, unless otherwise resolved by the Board, the Options may be exercised at any time within six (6) months following the date of death, by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent these Options are exercisable at the time of death. If, at the time of death, the Optionee was not entitled to exercise all of his or her Options, the Shares covered by the unexercised portion of Options shall immediately revert to the Plan. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Options by bequest or inheritance does not exercise the Options within the time specified herein, the Options shall terminate, and the Shares covered by such Options shall revert to the Plan.

10.	Non-Transferability of Options

An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11.	Adjustments Upon Changes in Capitalization, Dissolution

(a)	Changes in capitalization

In the event of the carrying out by the Company of any of the financial operations pursuant to article L.225-181 of the Commercial Code as follows:

-	amortization or reduction of the share capital,

-	amendment of the allocation of profits,

-	distribution of free shares,

-	capitalization of reserves, profits, issuance premiums,

-	the issuance of shares or securities giving right to shares to be subscribed for in cash or by set-off of existing indebtedness offered exclusively to the shareholders;

the Company shall take the required measures to protect the interest of the Optionees in the conditions set forth in article L. 228-99 of the Commercial Code.

(b)	Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date determined by the Administrator and give each Optionee the right to exercise his or her Options as to Shares for which the Options would not otherwise be exercisable.

(c)	Change in Control

No later than immediately prior to the completion of the relevant Liquidity Event (as defined below):

- in the event of a merger of the Company into another corporation or of the sale by one or several shareholders, acting alone or in concert, of the Company to one or several third parties of a number of Shares resulting in a transfer of more than fifty per cent (50%) of the Shares of the Company to said third parties (a “Liquidity Event”), the Optionee’s right to exercise the Options will be accelerated so that the Optionee may exercise all of them with effect immediately prior to the completion of the relevant Liquidity Event;

- the Options that may be exercised shall have to be exercised no later than immediately prior to the completion of the relevant Liquidity Event, it being specified that the Company shall inform the Optionee of any proposed Liquidity Event at least 15 days prior to the completion thereof; and

- any Options not exercised for any reason on or prior to the date of completion of a Liquidity Event will automatically lapse.

*********

For Incentive Stock Options, all assumptions, substitutions and adjustments shall be determined in accordance with Sections 422 and 424 of the US Code and the regulations promogated thereunder and for Non Statutory Options for US Beneficiaries in accordance with the Section 424 of the US Code.

12.	Grant

12.1.       The Date of Grant of an Option shall be, for all purposes, the date on which the Administrator decides to grant such Option. A notice of grant shall be provided to each Optionee within a reasonable time after the Date of Grant.

12.2.       In the event of any tax liability arising on account of the grant of the Options, the liability to pay such taxes shall be that of the Beneficiary alone.

The Beneficiary shall enter into such agreements of indemnity and execute any and all documents as the Company may specify for this purpose, if so required at the Date of Grant and at any other time at the discretion of the Company, on such terms and conditions as the Company may think fit, for recovery of the tax due, from the Beneficiary.

13.	Amendment and Termination of the Plan

(a)	Amendment and Termination

The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)	Shareholders’ approval

The Company shall obtain shareholders’ approval of any Plan amendment to the extent necessary and desirable to comply with US Applicable Laws (including the requirements of any exchange or quotation system on which Shares may then be listed or quoted). Such shareholders approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c)	Effect of amendment or termination

No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

14.	Conditions Upon Issuance of Shares

(a)	Legal Compliance

Shares held by a US Beneficiary shall not be sold or issued pursuant to the exercise of an Option unless the exercise of such Option, and the issuance or sale and delivery of such Shares shall comply with all relevant provisions of law including, without limitation, the Commercial Code, the “Securities Act” of 1933, as amended, the “Exchange Act”, the rules and regulations promulgated thereunder, US Applicable Laws and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

(b)	Investment Representations

As a condition to the exercise of an Option by a US Beneficiary, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being subscribed or purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15.	Liability of Company

15.1.       The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by any counsel to the Company to be necessary to the lawful issuance or sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.2.       The Company and its Affiliated Companies may not be held responsible in any way if the Beneficiary for any reason not attributable to the Company or its Affiliated Companies was not able to exercise the Options or acquire the Shares.

16.	Shareholders’ Approval

The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months of the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under the Commercial Code and US Applicable Laws.

17.	Law, Jurisdiction

This Plan shall be governed by and construed in accordance with the laws of France.

The relevant court of the registered office of the Company shall be exclusively competent to determine any claim or dispute arising in connection herewith.

The grant of Options under this Plan shall entitle the Company to require the Beneficiary to comply with such requirements of law as may be necessary in the Options of the Company from time to time.

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Exhibit

NANOBIOTIX
STOCK OPTION GRANT AGREEMENT
Part I
NOTICE OF STOCK OPTION GRANT

[Optionee’s Name and Address]

You have been granted Options to subscribe ordinary Shares of the Company, subject to the terms and conditions of the 2018 Stock Option Plan (the “Plan”) and this Option Agreement. Options are governed by articles L. 225-177 and following of the French Commercial Code. They are not part of the employment agreement or of the office which has allowed the Optionee to be granted the Options. Neither do they constitute an element of the Optionee’s remuneration. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

Date of Grant[1]:	______
Vesting Commencement Date[2]	______
Exercise Price per Share:	EUR_______________
Total Number of Shares Granted:	___________________
Total Exercise Price:	EUR____________
Type of Options[3]	Incentive Stock Option subject to provisions of article 5 (b) of the Plan.

Term/Expiration Date[4]	________________________

Where the exercise of an Option, as described under Article 9.(a) of the Plan, would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and the Optionee provides the Company with either the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, the full payment, under the same conditions, of any amount due upon the exercise of the Option to be borne by the Company.

In the event that you infringe the above mentioned commitment, you shall be liable for any consequences resulting from such infringement for the Company and undertake to indemnify

1 date of the board meeting having allocated the Option.

2 date chosen by the Board as the Vesting Commencement Date; failing that, Date of Grant.

3 for U.S. Beneficiaries only.

4 date of termination of the Option (article 7 of the Plan), which shall not exceed 5 years for an ISO granted to a 10% owner and 10 years for a U.S. Optionee.

the Company in respect of all amounts payable by the Company in connection with such infringement.

Validity of the Options:

The Options will be valid as from the Date of Grant.

Vesting Schedule:

Unless otherwise determined or adapted by the Board, the Options may be exercised by the Optionee on the basis of the following initial vesting schedule subject to the condition precedent that the Optionee shall have previously returned to the Company the documents referred to under Section 2. of Part II of the Stock Option Grant Agreement duly initialed and signed:

[___°___]

-	at the latest within ten (10) years as from the Date of Grant or in case of death or Disability of the Optionee during such then (10) year period, six (6) months as from the death or Disability of the Optionee (it being hovewer specified, for the avoidance of doubt, that no Option granted to any U.S. Optionnee shall be exercised after the 10th anniversary of the Date of Grant).

The number of Options that could be exercised pursuant to the above vesting schedule will always be rounded down to the nearest full number.

If the Optionee fails to exercise the Options in whole or in part within the said period of ten (10) years (as may be extended to six (6) months from the death or Disability of the Optionee, the Options will lapse automatically.

Termination Period:

Unless otherwise decided by the Board, in case of termination of the Optionee’s Continuous Status as a Beneficiary, the Options exercisable at the time of termination may be exercised for six (6) months, three (3) months for Incentive Stock Options after such termination, being specified that all other Options shall automatically expire at the time of termination.

Unless otherwise decided by the Board, upon the death or Disability of the Optionee, the Options may be exercised during a period of six (6) months as provided in the Plan.

Save as provided in the Plan, in no event shall the Options be exercised later than the Term/Expiration Date as provided above. Should the Options expire or become unexercisable for any reason without having been exercised in full, the unsubscribed Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

By his signature and the signature of the Company’s representative below, the Optionee and the Company agree that the Options are granted under and governed by the terms and conditions of the Plan and this Option Agreement. The Optionee has reviewed the Plan and this Option

Agreement in their entirely, has had the opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

NANOBIOTIX
STOCK OPTION GRANT AGREEMENT
Part II
TERMS AND CONDITIONS

1.             Grant of Options.

1.1           The Administrator of the Company hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the “Optionee”), [___•___] options (the “Options”) to subscribe the number of ordinary Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference.

In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Grant as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Section 422 of the US Code although the Company makes no representation as to the tax status of the Option. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the U.S.$ 100,000 rule of US Code Section 422(d) the excess shall be treated as a Non-Statutory Stock Option

1.2           An Option will be valid as from the Date of Grant.

1.3           In the event of any tax liability arising on account of the Grant of the Options, the liability to pay such taxes shall be that of the Beneficiary alone. The Beneficiary shall enter into such agreements of indemnity and execute any and all documents as the Company may specify for this purpose, if so required at the time of the Grant and at any other time at the discretion of the Company, on such terms and conditions as the Company may think fit, for recovery of the tax due, from the Beneficiary.

2.             Exercise of Options

(a)        Right to Exercise. An Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement, subject to the condition precedent that the Optionee shall have previously returned to the Company, by electronic delivery under the conditions set forth in Article 10 below:

- Part I and Part II of the Stock Option Grant Agreement (Exhibit), duly initialed (all pages but for the signature page) and signed (signature page).

In the event of Optionee’s death, Disability or other termination of Optionee’s Continuous Status as a Beneficiary, the exercisability of an Option is governed by the applicable provisions of the Plan and this Option Agreement.

(b)        Method of Exercise. An Option is exercisable by delivery of an exercise notice, in the form attached hereto (the “Exercise Notice”) stating the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Company or its designated representative or by facsimile message to be immediately confirmed by certified mail to the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. An Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the proof of payment of such aggregate Exercise Price.

No Share shall be issued pursuant to the exercise of an Option unless such issuance and exercise complies with all relevant provisions of law as set out under Section 14(a) of the Plan.

Upon exercise of an Option, the Shares issued to the Optionee shall be assimilated with all other Shares of the Company and shall be entitled to dividends for the fiscal year in course during which the Option is exercised.

3.             Method of Payment. Payment of the aggregate Exercise Price shall be made by wire transfer with the execution of the corresponding exchange contract.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when (a) the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and (b) the Optionee provides the Company with either (i) the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, (ii) the full payment, under the same conditions, of any amount due upon the exercise of the Option to be borne by the Company.

The Company and its Affiliated Companies may not be held responsible in any way if the Beneficiary for any reason not attributable to the Company or its Affiliated Companies was not able to exercise the Option or purchase the Shares. The payment for the purchase of the shares shall be made by the Optionee under his/her own responsibility according to these Terms and Conditions.

4.             Non-Transferability of Option. An Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

5.             Term of Options. Subject as provided in the Plan, an Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

6.             Entire Agreement - Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the laws of the Republic of France.

Any claim or dispute arising under the Plan or this Agreement shall be subject to the exclusive jurisdiction of the court competent for the place of the registered office of the Company.

7.             Tax Obligations. Regardless of any action the Company or Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of shares of common stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items.

Prior to exercise of the Option, Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer, if any. In this regard, Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from Optionee’s compensation paid to Optionee by the Company and/or Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may sell or arrange for the sale of Shares that Optionee acquires to meet the withholding obligation for Tax-Related Items. Finally, Optionee will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee’s participation in the Plan or Optionee’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares issuable upon exercise of the Options if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this section.

8.             Nature of Grant. In accepting the grant, Optionee acknowledges that:

(a)           the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)           the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)           all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)           Optionee’s participation in the Plan shall not create a right to further employment with the employer and shall not interfere with the ability of the Employer to terminate Optionee’s employment relationship at any time with or without cause;

(e)           Optionee is voluntarily participating in the Plan;

(f)            the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Optionee’s employment contract, if any;

(g)           the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h)           the Option grant will not be interpreted to form an employment contract with the Company, the Employer or any Subsidiary or affiliate of the Company;

(i)            the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j)            if the underlying Shares do not increase in value, the Option will have no value;

(k)           if Optionee exercises Optionee’s Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the exercise price;

(l)            in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares purchased through exercise of the Option resulting from termination of Optionee’s employment the Company or the Employer (for any reason whatsoever) and Optionee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Optionee shall be deemed irrevocably to have waived Optionee’s entitlement to pursue such claim; and

(m)          in the event of termination of Optionee’s employment, Optionee’s right to receive the Option and vest in the Option under the Plan, if any, will terminate effective as of the date that Optionee receives notice of termination regardless of when such termination is effective; furthermore, in the event of termination of employment, Optionee’s right to exercise the Option after termination of employment, if any, will be measured by the date on which the Optionee receives notice of termination; the Company shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of Optionee’s Option grant. In addition, any period of notice or compensation in lieu of such notice, that is given or ought to have been given under any contract, statute, common law or civil law shall be excluded.

9.             Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this document by and among, as applicable, the Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that the Company and the Employer may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Optionee understands that the recipients of the Data may be located in the United States or elsewhere including outside the EEA, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Optionee’s country. Optionee understands that Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting Optionee’s local human resources representative. Optionee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan. Optionee understands that Optionee may, at any time, view the Data, request additional information about the storage processing of the Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Optionee’s local human resources representative. Optionee understands, however, that refusing or withdrawing Optionee’s consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that Optionee may contact Optionee’s local human resources representative.

10.           Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option and participation in the Plan or future options that may be granted under the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.           Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

OPTIONEE:	NANOBIOTIX

Signature	By:

Print Name	Title:

Residence Address

NANOBIOTIX

Societe Anonyme a directoire et conseil de surveillance having a share capital of EUR.[_____] Registered office: [______]
[_o_]R.C.S. [____]

2018 STOCK OPTION PLAN
EXERCISE NOTICE
(Share subscription form)

NANOBIOTIX
[______]
[______]
France
[_______________], [__]
Attention: [____________]

1.             Exercise of Options. Effective as of today, __________________, ____, the undersigned (“Optionee”) hereby elects to subscribe _________________ (_________) ordinary shares (the “Shares”) of the Common Stock of NANOBIOTIX (the “Company”) under and pursuant to the Company’s 2018 Stock Option Plan (the “Plan”) adopted by the board on February 5, 2019 and the Stock Option Agreement dated ___________, ___ (the “Option Agreement”). The subscription price for the Shares shall be EUR. ______, as required by the Option Agreement.

2.             Delivery of Payment. Optionee herewith delivers to the Company the full subscription price for the Shares.

3.             Representations of Optionee. The Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.             Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company) of the Shares, the Optionee shall have, as an Optionee, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, except those the Optionee may have as a shareholder of the Company. No adjustment will be made for rights in respect of which the record date is prior to the issuance date for the Shares, except as provided in Section 11 of the Plan.

5.             Tax consultation. The Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s subscription or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the subscription or disposition of the Shares. The Optionee is not relying on the Company for any tax advice.

6.             Entire Agreement - Governing Law. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the laws of the Republic of France.

*
*         *

This Exercise notice is delivered in two originals one of which shall be returned to the Optionee.

Submitted by: OPTIONEE(*)	Accepted by: NANOBIOTIX

Signature	Signature

Its:
Print Name

Address:

* The signature of the Optionee must be preceded by the following manuscript mention “accepted for formal and irrevocable subscription of [__________________]ordinary Shares”.